Exhibit 99.1

DYNAVAX

DYNAVAX TECHNOLOGIES

2929 Seventh Street, Suite 100 Berkeley, CA 94710

Contact:

Amy Figueroa

Investor Relations and Corporate Communications

Phone: (510) 665-7211

Email: afigueroa@dynavax.com

DYNAVAX PRESENTS DATA FROM

NOVEL UNIVERSAL FLU VACCINE CANDIDATE

-- Proprietary Approach for Protection Against Influenza --

Berkeley, CA - April 30, 2009 - Dynavax Technologies Corporation (Nasdaq: DVAX) today announced the presentation of preclinical data from its novel Universal Flu vaccine at two medical conferences this week. Through the addition of highly conserved antigens, Dynavax's Universal Flu vaccine is designed to offer protection against divergent influenza strains, increase the efficacy of standard vaccines, and potentially reduce the dose of vaccine to extend the quantity available during a pandemic. The Company currently expects to initiate a Phase 1 clinical trial for its Universal Flu vaccine in the first half of 2010.

"As we see new pandemic threats emerge, we believe that our Universal Flu approach represents a state-of-the-art intervention with the potential to provide broad protection against new strains of the influenza virus," commented Dino Dina, M.D., President and Chief Executive Officer of Dynavax. "We have an urgent need for vaccines that can protect against unpredictable mutations of the influenza virus and reduce mortality and morbidity during pandemic outbreaks."

About Dynavax's Universal Flu Vaccine

Standard annual flu vaccines are designed to provide protection against the three strains of the influenza virus that are predicted to be most prevalent in the upcoming flu season. As such, these vaccines do not provide protection against divergent strains that emerge unexpectedly.

Dynavax's novel Universal Flu vaccine is designed to offer protection against divergent strains as well as increase the efficacy and potentially reduce the dose of standard flu vaccine. This unique approach is based on combining two highly conserved antigens and Dynavax's proprietary second-generation TLR9 agonist with standard flu vaccines:

  Two highly conserved antigens NP and M2e offer protection against divergent strains

Dynavax's Universal Flu vaccine includes two conserved antigens, NP and M2e, which are present in all flu strains. NP, or nucleoprotein, is highly conserved across human and animal strains, while M2e, the extracellular domain of the matrix 2 protein, is conserved but with some variations among species. NP provides cytotoxic T-cell protection and M2e offers protective antibodies for protection against divergent strains.
  Dynavax's proprietary second-generation TLR9 agonist to enhance efficacy and enable dose-sparing

The conserved antigens NP and M2e are linked to Dynavax's proprietary second-generation TLR9 agonist. This approach has demonstrated the potential to boost the immune response and enable dose sparing, which could extend the quantity of standard flu vaccine available during a pandemic.

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  Standard flu vaccine

Dynavax's Universal Flu vaccine combines the conserved antigens NP and M2e with the Company's proprietary TLR9 agonist and the standard vaccine, which provides neutralizing antibodies. The Company's proprietary component (NP/M2e-ISS) could be combined with any standard flu vaccine, including standard trivalent influenza vaccine (TIV), and emerging strains such as H5N1 or H1N1.

Dynavax's research and development program has been partially funded by grants from the National Institutes of Health (NIH). Dynavax has established a worldwide supply and option agreement with Novartis Vaccines and Diagnostics, Inc. for the Company's Universal Flu vaccine program.

Data Presentations at Medical Conferences

Dynavax is presenting data on its Universal Flu vaccine this week at two medical conferences:

  Third International Conference on Influenza Vaccines for the World in Cannes, France April 27 - 30, 2009
  Twelfth Annual Conference on Vaccine Research in Baltimore, Maryland April 27 - 29, 2009

These presentations are titled "A Universal Influenza Vaccine: Generating Broad Immunity Using an M2e/NP Fusion Protein" and are posted on Dynavax's website at http://investors.dynavax.com/events.cfm.

About Dynavax

Dynavax Technologies Corporation, a clinical-stage biopharmaceutical company, discovers and develops a diversified pipeline of novel Toll-like Receptor (TLR) based product candidates. Based on Dynavax's proprietary technologies, these products specifically modify the innate immune response to infectious, respiratory, autoimmune, and inflammatory diseases. Dynavax has partnerships with leading pharmaceutical companies such as GlaxoSmithKline, AstraZeneca, and Novartis as well as funding from Symphony Dynamo, Inc. and the National Institutes of Health. For more information visit www.dynavax.com.

This press release contains forward-looking statements that are subject to a number of risks and uncertainties, including statements about preclinical data for the Company's Universal Flu vaccine, whether preclinical data can be replicated in human subjects, potential product features, whether or not Novartis would exercise its option for rights and the possibility and potential timing of planned clinical trials. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in our business, including difficulties or delays in development and initiation of pre-clinical studies and clinical trials; competition from other companies; the ability to obtain additional financing to support operations and other risks detailed in the "Risk Factors" section of our current periodic reports with the SEC. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available.

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